EXHIBIT 99.1

Hub Group, Inc. Reports First Quarter 2021 Results

Highlights:

  Strong freight market conditions and continued growth with strategic customers led to 10% revenue growth in the quarter despite weather challenges in February
  Revenue growth and focus on operating efficiency resulted in first quarter net income of $17 million or $0.51 of diluted earnings per share
  Generated EBITDA (non-GAAP)1 of $56 million in the quarter, with over $226 million in cash and cash equivalents at quarter end
  Celebrated our 50th anniversary on April 19th

OAK BROOK, Ill., May 05, 2021 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced first quarter 2021 net income of $17.2 million, or diluted earnings per share of $0.51. Net income for first quarter 2020 was $13.2 million, or $0.40 per diluted share.

“Strong freight market conditions, growth with our strategic customers, and our focus on providing a world-class customer experience resulted in 10% revenue growth in the quarter. Hub Group is well positioned for 2021 and beyond due to demand in the marketplace for high service levels and cost-effective solutions. In April we celebrated our 50th anniversary, and I want to thank all who have been part of this outstanding accomplishment, including our customers, employees, drivers, vendors, and carriers. We are excited about the future and look forward to the next 50 years,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Q1 2021 Results

Revenue for the first quarter of 2021 increased by 10% to $920 million compared with $839 million for the first quarter of 2020. Operating income for the quarter was $24 million versus $20 million for the first quarter of 2020. Revenue growth in the first quarter, combined with our ongoing focus on cost control, led to EBITDA1 (non-GAAP) of $56 million.

First quarter intermodal revenue increased 6% to $506 million due to a 2% increase in volume and a 4% increase in revenue per load. We estimate that winter storms impacted our volume growth by approximately 600 basis points. Intermodal gross margin declined compared to the prior year due to increased purchased transportation costs, the impact of winter storms and higher equipment repositioning costs, partially offset by volume growth and higher prices.

First quarter logistics revenue increased 8% to $217 million due to growth of our retail supplier solutions services and the addition of NonstopDelivery (“NSD”), partially offset by the impact of lost customers. Gross margin increased due to actions we have taken to drive improved profitability, higher revenue and the acquisition of NSD, partially offset by higher warehousing costs.

Truck brokerage revenue grew 30% in the quarter to $127 million despite a 6% decline in volume. Contractual freight represented 51% of total brokerage volume in the first quarter of 2021 as compared to 64% in 2020. Truck brokerage gross margin increased relative to first quarter 2020 due to revenue per load growth in both contractual and transactional freight, partially offset by the impact of higher purchased transportation costs.

Dedicated revenue increased 11% compared to the prior year to $69 million due to growth from existing and new customers, partially offset by the impact of business we exited. Dedicated gross margin increased primarily due to our profit improvement actions and growth in revenue, partially offset by higher driver costs.

Costs and expenses decreased slightly to $85 million in the first quarter of 2021 due primarily to lower professional fees, higher gains on the sale of equipment and a reduction in travel expense, partially offset by increased costs resulting from the acquisition of NSD and an increase in salaries and benefits expense related to variable compensation.

Capital expenditures for the first quarter of 2021 totaled $10 million. At March 31, 2021, we had cash and cash equivalents of $226 million.

2021 Outlook

We expect that our 2021 diluted earnings per share will range from $3.20 to $3.40. We estimate revenue will grow in the mid-teens percentage range for 2021, and that gross margin as a percentage of revenue will range from 12.5% to 13.0%. We estimate our costs and expenses will range from $365 million to $380 million for the year. We project our effective tax rate for 2021 will range from 24% to 25%.

We expect capital expenditures for fiscal year 2021 to range from $165 to $175 million and primarily consist of investments to support growth in the business, including containers, tractors and technology. For 2021 we expect to add 3,000 containers, which will result in net growth of approximately 2,750 after retirements of containers that have reached end of life. We are also planning to add approximately 700 tractors to replace older units and support growth in our drayage and dedicated fleets.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on May 5, 2021 to discuss our first quarter 2021 results.

Hosting the conference call will be Dave Yeager, Chairman and Chief Executive Officer. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at:

https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UWogBCHMijVtPy

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference. You may register at any time, including up to and after the call start time. On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration. The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of NSD and any other acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents, retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:  Hub Group, Inc.

See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2021		2020
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$919,553	100.0%	$838,859	100.0%

Transportation costs	810,806	88.2%	734,265	87.5%
Gross margin	108,747	11.8%	104,594	12.5%

Costs and expenses:
Salaries and benefits	56,951	6.2%	50,876	6.1%
General and administrative	19,243	2.1%	26,336	3.1%
Depreciation and amortization	8,502	0.9%	7,623	0.9%
Total costs and expenses	84,696	9.2%	84,835	10.1%

Operating income	24,051	2.6%	19,759	2.4%

Other income (expense):
Interest expense, net	(1,904)	-0.2%	(2,052)	-0.3%
Other, net	(93)	-0.0%	(222)	-0.0%
Total other expense	(1,997)	-0.2%	(2,274)	-0.3%

Income before provision for income taxes	22,054	2.4%	17,485	2.1%

Provision for income taxes	4,824	0.5%	4,249	0.5%

Net income	$17,230		$13,236

Earnings per share
Basic	$0.52		$0.40
Diluted	$0.51		$0.40

Basic weighted average number of shares outstanding	33,419		33,159
Diluted weighted average number of shares outstanding	33,775		33,488

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$226,264	$124,506
Accounts receivable trade,net	507,377	518,975
Accounts receivable other	3,364	1,265
Prepaid taxes	985	1,336
Prepaid expenses and other current assets	17,898	26,753
TOTAL CURRENT ASSETS	755,888	672,835

Restricted investments	21,735	23,353
Property and equipment, net	641,858	671,101
Right-of-use assets - operating leases	42,859	43,573
Right-of-use assets - financing leases	2,973	3,557
Other intangibles, net	150,857	163,953
Goodwill, net	520,592	508,555
Other assets	18,005	18,469
TOTAL ASSETS	$2,154,767	$2,105,396

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$317,798	$285,320
Accounts payable other	17,019	12,680
Accrued payroll	33,395	23,044
Accrued other	111,942	102,613
Lease liability - operating leases	10,233	10,093
Lease liability - financing leases	1,023	1,793
Current portion of long term debt	89,531	93,562
TOTAL CURRENT LIABILITIES	580,941	529,105

Long term debt	154,341	176,797
Non-current liabilities	41,085	42,910
Lease liability - operating leases	35,037	36,328
Lease liability - financing leases	6	8
Deferred taxes	166,856	162,325

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2021 and 2020	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2021 and 2020; 33,755,036 shares
outstanding in 2021 and 33,549,708 shares outstanding in 2020	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2021 and 2020	7	7
Additional paid-in capital	182,005	186,058
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,270,390	1,253,160
Accumulated other comprehensive loss	(201)	(191)
Treasury stock; at cost, 7,469,756 shares in 2021
and 7,675,084 shares in 2020	(260,654)	(266,065)
TOTAL STOCKHOLDERS' EQUITY	1,176,501	1,157,923
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,154,767	$2,105,396

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020

Cash flows from operating activities:
Net income	$17,230	$13,236
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	32,111	30,576
Deferred taxes	4,325	696
Compensation expense related to share-based compensation plans	5,117	4,097
(Gain) loss on sale of assets	(1,924)	121
Other operating activities	-	240
Changes in operating assets and liabilities, net of acquisitions:
Restricted investments	1,618	4,409
Accounts receivable, net	8,389	(9,480)
Prepaid taxes	350	(50)
Prepaid expenses and other current assets	8,825	9,054
Other assets	(189)	(477)
Accounts payable	36,820	19,657
Accrued expenses	18,695	(28,551)
Non-current liabilities	(3,994)	(2,875)
Net cash provided by operating activities	127,373	40,653

Cash flows from investing activities:
Proceeds from sale of equipment	14,933	497
Purchases of property and equipment	(9,522)	(25,467)
Net cash provided by (used in) investing activities	5,411	(24,970)

Cash flows from financing activities:
Repayments of long term debt	(33,381)	(24,373)
Stock withheld for payments of withholding taxes	(3,759)	(3,769)
Finance lease payments	(772)	(747)
Proceeds from issuance of debt	6,894	121,444
Net cash (used in) provided by financing activities	(31,018)	92,555

Effect of exchange rate changes on cash and cash equivalents	(8)	(87)

Net increase in cash and cash equivalents	101,758	108,151
Cash and cash equivalents beginning of period	124,506	168,729
Cash and cash equivalents end of period	$226,264	$276,880

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months
	Ended March 31,

	2021	2020

Intermodal	$506,004	$478,034

Logistics	217,035	200,202

Truck brokerage	127,262	98,017

Dedicated	69,252	62,606
	-	-
Total Revenue	$919,553	$838,859

HUB GROUP, INC.
RECONCILIATION OF NET INCOME TO EBITDA[1]
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
			Change	Change
	2021	2020	$	%

Net income	$17,230	$13,236	$3,994	30.2%

Interest expense	1,905	2,455	(550)	-22.4%

Depreciation and amortization	32,111	30,576	1,535	5.0%

Provision for income taxes	4,824	4,249	575	13.5%

EBITDA	$56,070	$50,516	$5,554	11.0%

1 See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745